December 2, 2019

Vernon LoForti
Chief Financial Officer
Cool Holdings, Inc.
2001 NW 84th Avenue
Miami, FL 33122

       Re: Cool Holdings, Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed April 16, 2019
           Form 8-K filed September 26, 2019
           File No. 001-32217

Dear Mr. LoForti:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Trade &
Services